Exhibit 10.23

Commercial Banking - GTRF Receivables Finance Division
(CARM 180525, 180124 & CM 180530, 180209)

CONFIDENTIAL

THE DIRECTORS
TREASURE SUCCESS INTERNATIONAL LIMITED

JERASH GARMENTS AND FASHIONS

Manufacturing company limited

19/F FORD GLORY PLAZA

37-39 WING HONG STREET

CHEUNG SHA WAN

KOWLOON

14 June 2018

Dear Sirs

Offer Letter Invoice Discounting / Factoring Agreement

This offer letter supersedes our previous letter of 28 February 2018.

With reference to our recent discussions, we are pleased to advise that we have reviewed and revised the debts purchase services provided to Treasure Success International Limited (“TSL”) and Jerash Garments And Fashions Manufacturing Company Limited (“JGL”) (previously TSL only).

We offer to continue to provide you with the debt purchase services on the terms and subject to conditions set out in this letter as well as the Invoice Discounting / Factoring Agreement among TSL, JGL and us (incorporating, among other things, our Standard Conditions For Invoice Discounting / Factoring (“Standard Conditions”) (together constituting the “Invoice Discounting / Factoring, Agreement”)). These services are subject to review at any time and, in any event by 1 May 2019.

This is the Offer Letter referred to in the Invoice Discounting / Factoring, Agreement among TSL, JGL and us. An expression used in this letter shall have the meaning given to it in the Invoice Discounting / Factoring Agreement, such expression appears there.

A.	SERVICES OFFERED BY THE BANK

•	Credit Management - we provide services in respect of the collection or debts and/or maintenance of a sales ledger in the manner from time to time determined by the Bank.

•	Debt shall be purchased on a disclosed basis as set out in Section E below.

•	Credit Protection - we purchase Credit Protected Debts on a Without Recourse basis (Note: please refer in the Standard Conditions on the meaning of “Without Recourse” as used in this Offer Letter).

•	Finance - we may give you the benefit of Prepayments.

The Hongkong and Shanghai Banking Corporation Limited

Commercial Banking Hong Kong

GTRF Receivables Finance Division

9/F, HSBC Building MongKok, 673 Nathan Road, MongKok, Kowloon

Tel: 3941 6211 Fax: 3418 4982 SWIFT; HSBCKIIH

Web: www.hsbc.com.hk

TREASURE SUCCESS INTERNATIONAL LIMITED
JERASH GARMENTS AND FASHIONS
MANUFACTURING COMPANY LIMITED	14 June 2018

B.	BASIC TERMS OF -FINANCE SERVICE

1.	Funds In Use Limit (FIU Limit):	USD12,000,000.- or its equivalent

2.	Discounting Charge (on Funds In Use):	In respect of each day on which the rate for Discounting Charge is to be determined, such rate to be:-

For HKD Financing: at 1.5% per annum over 2 months HIBOR (HongKong Interbank Offered Rate) on such day.

For USD Financing at 1.5% per annum over 2 months LIBOR (London Interbank Offered Rate) on such day.

For details of benchmark interest rates, please refer to the attached Appendix.

3.	Prepayment Percentage /Funding Limit:	As specified in a Customer Limit Advice issued in respect of the relevant Customer.

4.	Concentration Percentage:	85%

5.	Eligible Debt Grace Period:	Nil

C.	BASIC TERMS OF CREDIT PROTECTION SERVICE

1.	Credit Cover Percentage(s) /Credit Cover Limit(s) /Credit Protection Events:	As specified in a Customer Limit Advice issued in respect of the relevant Customer.

2.	First Loss:	As specified in a Customer Limit Advice issued in respect of the relevant Customer. If no First Loss is specified in the Customer Limit Advice, the First Loss of such Customer will be “Nil”.

We may in our own name take out credit insurance and/or appoint Correspondent Factor(s) to collect payment of the Debts.

D.	BASIC TERMS APPLICABLE TO ALL SERVICES

1.	Customers:	To be approved by the Bank from time to time and as advised by the Bank to the Client.

2.	Service Charge:	0.35% flat on the face value of the invoice for each Debt.

3.	Maximum Terms of Payment:	90 days unless otherwise specified in a Customer Limit Advice issued in respect of the relevant Customer.

4.	Maximum Invoicing Period:	30 days after the date of delivery of the Good unless otherwise specified in a Customer Limit Advice issued in respect of the relevant Customer.

TREASURE SUCCESS INTERNATIONAL LIMITED
JERASH GARMENTS AND FASHIONS
MANUFACTURING COMPANY LIMITED	14 June 2018

E.	NOTICE OF ASSIGnmenT FOR DEBTS AND COLLECTION

1.	The Debts of all Customers will he purchased on a disclosed basis (that is, giving the notices of assignment for the Debts) except as otherwise agreed by us in writing.

2.	The Debts shall be collected and paid into the designated account maintained by you with us and held on trust for us. However, we have the overriding right at any time to direct any Debt to be paid directly to us.

F.	DOCUMENTS REQUIRED

1.	TSL, and JGL shall provide us with the following documents in each case in the form and substance satisfactory to us;-

(a)	the Invoice Discounting Factoring Agreement made between JGL and us;

(b)	a certified extract of your board resolutions approving and authorizing the execution, delivery and performance of this letter mid the Invoice Discounting / Factoring Agreement and designating the Authorized Peron(s) in connection with the Invoice Discounting / Factoring Agreement;

(c)	all security documents referred to in Section G below; [and]

(d)	such other documents, terms or evidence that we may require from time to time.

No request For any Prepayment may be submitted prior to our receipt of the above documents.

2.	The following supporting documents ate required in relation to each Debt:-

(a)	A copy of the confirmed purchase order (if applicable);

(b)	A copy of the invoice endorsed with and/or accompanied by a note in the form approved by us stating our interest as assignee; and

(c)	Evidence of Delivery of the Goods satisfactory to us.

3.	If we agree, you may provide us with the lists of the Debts (which shall include the names of Customers, invoices numbers, invoices amounts, due dates or the Debts as well is such other information as required by us) in lieu of the copies of the invoices in respect of the Debts. Notwithstanding this, you shall at any time, upon request, by us, promptly provide us with the copies of the invoices evidencing the Debts.

TREASURE SUCCESS INTERNATIONAL LIMITED
JERASH GARMENTS AND FASHIONS
MANUFACTURING COMPANY LIMITED	14 June 2018

G.	SECURITY AND OTHER DOCUMENTATION

As security for your obligations and liabilities to us under, inter alia, this letter and the Invoice Discounting/ Factoring Agreement, we are holding the following:-

1.	The Invoice Discounting / Factoring Agreement executed by TSL it supported by Board Minutes both dated 21 August 2017.

All security document(s) and guarantee(s), if any, given in our favour for securing and/or guaranteeing your obligations and liabilities to us (including, without limitation, the relevant security document(s) and guarantee(s), if any, referred to in any banking facility letter(s) issued by us to you), will continue to apply in full force and effect and to the extent applicable cover debts purchase services extended to you.

In addition, we will require to hold:-

2.	A Guarantee (unlimited amount) from TSL together with a Board Resolution in substantially the form of that enclosed with this facility letter. We enclose our standard form of Guarantee for your completion and return securing the obligations and liabilities of JGL which will be held by us to secure both general banking facilities and debts purchase services extended to JGL.

3.	A Guarantee (unlimited amount) from Jerash Holdings (US) Inc., together with a Board Resolution in substantially the form of. that unclosed with this facility letter. We enclose our standard form of Guarantee for your completion and return securing the obligations and liabilities of JGL which will be held by us to secure both general banking facilities and debts purchase services extended to JGL.

The authorised signatories of Jerash Holdings (US) Inc. should be duly verified by their bankers. Please also let the Bank have a certified copy of Certificate of Incorporation, Articles of Association and List of current directors of Jerash Holdings (US) Inc., for the Bank’s records.

As Jerash Holdings (US) Inc. is incorporated in United States of America, the Bank also requires a Legal Opinion (in form and substance satisfactory to the Bank) from qualified lawyer in the jurisdiction of the Company’s incorporation, confirming the corporate capacity and the authority of the Company to enter into the security, and also confirming that all necessary documents have been or will be property executed. The Legal Opinion, together with the properly executed security documents, should be forwarded to the Bank directly by the solicitor.

Upon completion of the above security documentation, we shall release the following documents. Security documents as stated as below will be released after a retention period considered by us to be reasonably appropriate, which is normally 6 months:-

4.	The Guarantee (unlimited amount) dated 7 September 2017 from Mr Choi Lin Hung and Mr Ng Lun.

5.	A charge over your deposits for USD3,000,000.- placed with us together with a “Charge over Securities and Deposits (Unlimited Amount”) both dated 27 July 2017. The Charge over Securities and Deposits, (Unlimited Amount) is required to be discharged at the Companies Registry. Relative filing fees will be for your account.

TREASURE SUCCESS INTERNATIONAL LIMITED
JERASH GARMENTS AND FASHIONS
MANUFACTURING COMPANY LIMITED	14 June 2018

Please note that all costs and expenses (including legal fees) incurred by us in connection with the extension of these facilities and any matters arising therefrom are to be reimbursed by you on demand.

H.	SPECIAL TERMS

1.	CONFIRMATION OF SURETY(IES)

Jerash Holdings (US) Inc, (the “Surety(ies)”) confirm(s) by countersigning this letter that their guarantee and security remain in full force and effect and continuo to guarantee or secure the indebtedness referred to in this letter. Furthermore, such liability under the guarantee and security will not be discharged or. affected by the Bank extending, increasing, renewing, or otherwise varying the indebtedness referred to in this letter or by any other act, omission or circumstance. which might discharge the Surety(ies) to any extent.

2.	Section 83 of the Banking Ordinance and the related regulations in Hong Kong have imposed on the Bank certain limitations on advances to persons related to HSBC Group. In accepting this Letter, you should, to the best of your knowledge, advise the Bank whether you are in any way related or connected to the HSBC Group. In the absence of such advice, the Bank will assume that you are not so related or connected. The Bank would also ask that if you become aware that you become so related or connected in future, that you immediately advises the Bank in writing. You may refer to the reference page for information on whether you may be considered related or connected to the HSBC Group.

3.	Unless expressed in writing from you to the contrary, we may provide any information relating to any of your accounts with us and any facilities we may Provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

4.	Please note that our standard service charges are stipulated in the Bank’s Tariff which is accessible at https://www.commercial.hsbc.com.hk/1/2/commercial/customer-service/tariffs. We will provide you with a hard copy of the Tarff at your Request.

5.	This letter is governed by and construed in accordance with the laws of Hong Kong.

6.	No person other than you and us will have any right under the Contracts (Rights of Third Parties) Ordinance to enforce or enjoy the benefit of any of the provisions of this letter.

7.	As JGL is incorporated in Jordan, we also require a Legal Opinion from a qualified lawyer practising in the jurisdiction of the Company’s incorporation, confirming the authority of the Company to enter into facility(ies), and also confirming that all necessary documents have been or will be properly executed. The Legal Opinion together with the properly executed by security documents should be forwarded to us directly by such lawyer.

8.	Tax Gross Up

Payments by you shall be made to the Bank without any set-off, counter-claim, withholding or condition of any kind except that if you are compelled by law to make such withholding, the sum payable by you to the Bank shall be increased so that the amount actually received by the Bank is the amount it would have received if there had been no withholding.

TREASURE SUCCESS INTERNATIONAL LIMITED
JERASH GARMENTS AND FASHIONS
MANUFACTURING COMPANY LIMITED	14 June 2018

9.	In the event from time to time that the actual amount of Prepayment (as defined in the Invoice Discounting/ Factoring Agreement) exceeds the Availability, we may, at our sole and absolute discretion, debit such excess amount from your account(s) maintained with us.

10.	The first on-site audit shall be conducted in 6 months from the commencement of the facility. (To be deleted)

11.	70% (previously 50%) of payment and/or prepayment or the Purchase Price under or pursuant to the invoice Discounting / Factoring Agreement shall, at our discretion, first be applied to pay and settle all sums of money, obligations and liabilities due or owing by you to the Bank due within 7 days in respect of any account whatsoever between you and the Bank (including, but without limitation, all moneys and liabilities owing by you in respect of the Invoice Discounting / Factoring Agreement, all general banking facilities and any other advances and Facilities granted by the Bank to you and all interest thereon).

12.	Buyers Consent is obtained to establish change orbiting; to your company.

13.	Buyers consent should he obtained for assignment of receivable.

14.	The initial Prepayment Shall be subject to the Customer(s) confirming the Notified Debts existing on the Commencement Date. (For JGL Only) [New]

15.	Audit for JGL, to be conducted before the commencement of the Facility. [New]

16.	To obtain a legal opinion covering 1) Jordan law legal opinion on enforceability of the various factoring documents; 2) Jordan law legal opinion on capacity and authority in relation to various factoring documents to be entered into with JGL. [New]

17.	Any Amounts payable to the bank are exclusive of any sales tax, or similar, and that where such tax applies the borrowers (or Sellers) must pay such amount to the tax authority. [New]

18.	The Borrowers (or Sellers) and the Guarantors undertaking to indemnify the Bank for foreign taxes in the event that the borrowers (or the Sellers) fail to pay or deduct tax and the tax authority makes a claim against the Bank. [New]

19.	The Borrowers (or Sellers) give the Bank the right to ask for evidence of payment or relevant withholding / sales taxes at anytime. [New]

20.	Broaden the clause 4.7 of the conditions to encompass all stamp duty, not just amounts demanded by the Bank. [New]

21.	TSL and JGL will be required for so long as these facilities are available to you to comply with the following undertaking(s)covenant(s). Your compliance or otherwise with the following undertaking(s) / covenant(s) will not in any way prejudice or affect our right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to you at any time. By signing this letter, you expressly acknowledge that we may suspend, withdraw or make demand for repayment of the whole or any part of the facilities at any time notwithstanding the fact that the following undertaking(s)/covenant(s)are included in this letter and whether or not you are in breach of any such undertaking(s)/covenant(s).

TREASURE SUCCESS INTERNATIONAL LIMITED
JERASH GARMENTS AND FASHIONS
MANUFACTURING COMPANY LIMITED	14 June 2018

The borrower, TSL, hereby undertakes that Mr Choi Lin Hung and Mr Ng Tsze Lun undertake should maintain no less than 40% of shareholding of Treasure Success International Limited.

The Borrower, JGL, hereby undertake to:

1)	Legal opinion should be obtained from panel law firm on JGL’s legality and capacity in obtaining banking facilities from HSBC Hong Kong as a Jordan-incorporated company.

2)	Confirmation should be obtained from Big Four tax specialists that HSBC Hong Kong dues not incur any tax obligation in granting facilities to TSL.

Please arrange for your authorised signatories to sign and return to us the duplicate copy of this letter with Appendix to signify your understanding and acceptance of the terms and conditions under which debts purchase services are offered. Additionally please arrange for the delivery a certified copy of your Articles of Association for your reference.

This offer will remain open for acceptance until the close of business on July 2018 and if not accepted by that date will be deemed to have lapsed.

We are pleased to be of continued assistance.

Yours faithfully
For and on behalf of
The Hongkong and Shanghai Banking Corporation Limited

/s/ Teddy Young
Teddy Young
Vice President
/na

Encl.

TREASURE SUCCESS INTERNATIONAL LIMITED
JERASH GARMENTS AND FASHIONS
MANUFACTURING COMPANY LIMITED	14 June 2018

We agree to and accept all the terms and conditions set out above,

For and on behalf of
Treasure Success International Limited

/s/ Choi Lin Hung
Name: Choi Lin Hung
Title: Director

For and on behalf of
Jerash Garments and Fashions Manufacturing Company Limited

/s/ Choi Lin Hung
Name: Choi Lin Hung
Title: Director

CONFIRMATION OF SECURITY(IES)

/s/ Choi Lin Hung
Name: Choi Lin Hung Title: Chief Executive Officer Name of Surety(ies) : Jerash Holdings (US) Inc.

TREASURE SUCCESS INTERNATIONAL LIMITED
JERASH GARMENTS AND FASHIONS
MANUFACTURING COMPANY LIMITED	14 June 2018

APPENDIX: DETAIL$ OF BENCHMARK RATES

Benchmark	Applicable Currency	Definition of Benchmark
Hong Kong Interbank Offered Rate (HIBOR) * and 1	HKD

“HIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11:00 am Hong Kong time on the proposed date of advance (or such other time or day if the market practice differs in Hong Kong interbank market, as determined by the Bank), if any such rate is below zero, HIBOR will be deemed to be zero.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for Hong Kong dollars and for the relevant period displayed on the appropriate page of the Reuters screen provided that (a) if the Bank’s sole determination its funding cost is in excess of HIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administration” means the Hong Kong Association of Banks or any other person to whom the administrator function of the HIBOR fixing process is transferred from time to time.

TREASURE SUCCESS INTERNATIONAL LIMITED
JERASH GARMENTS AND FASHIONS
MANUFACTURING COMPANY LIMITED	14 June 2018

Benchmark	Applicable Currency	Definition of Benchmark
London Interbank Offered Rate (LIBOR) * and 1	USD

“LIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11:00 am London time two Business days (or such other time or day as determined by the Bank if the market practice differs) before the proposed date of advance and, if any such rate is below zero, LIBOR will be deemed to be zero.

“Business Day” means a day other than a Saturday or Sunday on which banks are open for general business in London.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen provided that (a) if the Bank’s sole determination its funding cost is in excess of LIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administration” means the ICE Benchmark Administration Limited or any other person to whom the administrator function of the LIBOR fixing process is transferred from time to time.

Note:

[1]	Interpolated rates, which refers to rate calculated using linear interpolation method as recommended by The International Swaps and Derivatives Association (ISDA) for situation where there is no current quote available for below maturities:-

	•	LIBOR: 2 weeks, 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months
	•	From 1 April 2014, HIBOR: 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months

*	For tenors where fixing is riot published by the relevant administrator and the interpolated rate does not apply, the benchmark rate shall be the rate as specified by the Bank in its sole discretion as its cost of funding the relevant facility or financial arrangement.

TREASURE SUCCESS INTERNATIONAL LIMITED
JERASH GARMENTS AND FASHIONS
MANUFACTURING COMPANY LIMITED	14 June 2018

Reference Page

You may be considered as related or connected to the HSBC Group if you are:

(a)	a director or employee of a member of the HSBC Group;

(b)	a relative of a director or employee of a member of the HSBC Group;

(c)	a firm, partnership or non-listed company in which a member of HSBC Group or director of HSBC Group (or such director’s relative) is interested as director, partner, manager or agent;

(d)	an individual, firm, partnership or non-listed company of which any director of HSBC Group (or such director’s relative) is a guarantor;

(e)	a firm, partnership or non-listed company which any of the persons listed above is able to control and a person has “control” if such person is:

(i)	an indirect controller, that is, in relation to company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act, or

(ii)	a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary.

“HSBC Group” means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.

“relative” for the purposes of this clause means:

(i)	any immediate ascendant, any spouse or former spouse of any such ascendant, and any brother or sister of any such spouse or former spouse;

(ii)	any immediate descendant, and any spouse or former spouse of any such descendant;

(iii)	any brother or sister, aunt or uncle and any nephew or niece and any first cousin;

(iv)	any spouse or former spouse, any immediate ascendant of any such spouse or former spouse, and any brother or sister of any such spouse or former spouse,

and, for the purposes of this definition, any step-child shall be deemed to be the child of both its natural parent and of its step-parent and any adopted child to be the child of the adopting parent, and a spouse shall include anyone living as such.